Exhibit 5.1

February 24, 2009

IdeaEdge, Inc.

6440 Lusk Blvd., Suite 200

San Diego, CA 92121

Re:           Registration Statement on Form S-1 (Pre-Effective Amendment No. 3)

Ladies and Gentlemen:

We have acted as counsel to IdeaEdge, Inc., a Colorado corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-1 (the "Registration Statement") of the Company relating to the registration of 2,334,849 shares of the Company's common stock, $.001 par value, which will issued by the Company upon exercise of warrants as described in the Registration Statement (the "Shares").

As counsel to the Company, we are familiar with all corporate proceedings in connection with the preparation and filing of the Registration Statement.  We have also examined the Company's certificate of incorporation and by-laws, each as amended to date, the corporate minutes and other records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.  Based upon the foregoing, it is our opinion that the Shares to be issued upon the exercise of the warrants described in the Registration Statement have been duly authorized, and, if and when issued by the Company in accordance with the terms of the warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference of our name in the prospectus under the name "Legal Matters."

Respectfully submitted,

/s/ Steven James Davis, A Professional Corporation